Exhibit 5.1

January 19, 2024

Fusion Pharmaceuticals Inc.

270 Longwood Road South

Hamilton, Ontario

L8P 0A6

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Canadian counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on July 2, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Fusion Pharmaceuticals Inc., a corporation governed by the Canada Business Corporations Act (the “Company”) of up to $400,000,000 of any combination of securities of the types specified therein. Reference is made to our opinion letter dated July 2, 2021 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on January 19, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $100,000,000 of the Company’s common shares (the “Shares”) covered by the Registration Statement. The Shares are being offered and sold by the sales agent named in, and pursuant to, the sales agreement, as amended, between the Company and such sales agent.

We have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to certain factual matters, upon certificates of officers of the Company.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized common shares available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

For purposes of the opinion set forth below, we refer to the following as “Future Approval and Issuance”: (a) the approval by the Company’s board of directors of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration to be paid in accordance with the Approval.

The opinion expressed below is limited solely to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon Future Approval and Issuance, will be validly issued as fully paid and non-assessable common shares of the Company.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”) which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ “Osler, Hoskin & Harcourt LLP”

OSLER, HOSKIN & HARCOURT LLP